Trunkbow Engages Holtz Rubenstein Reminick LLP to Re-Audit 2009 Financial Statements

BEIJING – March 21, 2012 – Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in China, today announced that it has engaged the independent registered public accounting firm Holtz Rubenstein Reminick LLP (“HRR”) to review and issue a new audit report regarding its consolidated financial statements for the year ending December 31, 2009. Trunkbow expects to file amended documents with the U.S. Securities and Exchange Commission (“SEC”) upon the completion of their work.

In reviewing the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the SEC informed the Company that because its Chief Financial Officer was previously employed by Bernstein and Pinchuk LLP (“B&P”), the Company’s outside auditors, and had performed more than ten hours on the Trunkbow audit for the year ended December 31, 2009, it did not consider B&P “independent” as defined in the SEC’s rules regarding auditor independence. The Company disagreed, arguing that the hiring of Ms. Ye was in accordance with an exemption for such situations involving emergency or unusual circumstances approved by the Company’s board of directors or audit committee, and noting the limited work performed by Ms. Ye and her status as a non-partner in B&P at the time. The SEC disagreed, indicating that they believe such exemption is to be relied upon only in very rare circumstances and that Trunkbow’s situation was not consistent with their views of the scope of the exemption.

In the interests of investor transparency and to avoid a complicated on-going regulatory process, on March 20, 2012 the Company engaged HRR to review and issue a new audit report regarding its consolidated financial statements for the year ended December 31, 2009. The SEC has not raised any other issues with the B&P audit and the Company has no reason to believe that the HRR audit will result in a report different from the report that followed the B&P audit, subject to the full scope of review being solely within HRR’s professional determination. The Company expects the re-audit to proceed as quickly as possible.

“Since our initial public offering in February 2011, we have taken steps to ensure maximum transparency and accountability to our shareholders and U.S. regulators,” said Mr. Qiang Li, CEO of Trunkbow. “The effectiveness of our accounting controls and policies are extremely important, and while the SEC and the Company disagree on the technical application of their independence rules to Trunkbow’s situation, the SEC has no outstanding questions related to our business or actual results. We will work closely with the team at Holtz Rubenstein Reminick to complete the reaudit process in a timely manner.”

After various submissions to and discussions with the Staff of the SEC, and in recognition of the Staff’s position with respect to this matter, management and the Audit Committee of the Company’s Board of Directors determined that it was necessary to have the Company’s consolidated financial statements as of and for the year ended December 31, 2009 reviewed and reported on by an independent publicly registered independent accounting firm. The 2009 financial statements were previously included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as in Trunkbow’s registration statements filed with the SEC regarding its initial public offering in 2011. As a result, on March 16, 2012, the Audit Committee met and concluded that the 2009 Financial Statements should no longer be relied upon.

Management is in the process of evaluating the effect, if any, of the matters discussed above on the Company’s prior conclusions with respect to the effectiveness of its internal control over financial reporting and disclosure controls and procedures as of the end of December 31, 2009. If the Company determines that a revision of any disclosures pertaining to such prior conclusion is appropriate, such revision will be included in the revised filings, which will be made upon the conclusion of the reaudit.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information:

In China:	In the U.S.:
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com

The Piacente Group

Wendy Sun

Phone: +86 (10) 6590-7991(Beijing)

E-mail: trunkbow@tpg-ir.com